Exhibit 10.1

VOLUNTARY RESIGNATION AND COMPENSATION AGREEMENT, WITH EXCLUSIVE ASSIGNMENT

This Voluntary Resignation and Compensation Agreement with Exclusive Assignment, hereinafter the “Agreement”, is entered into between:

MICHAEL P. ROSENBERGER, hereinafter “Rosenberger”, 12763 Clear Springs Drive, Jacksonville, Florida 32225;

MOOSE RIVER MANAGEMENT, INC., hereinafter “Moose River”, 12763 Clear Springs Drive, Jacksonville, Florida 32225; and,

AMERICAN RESTAURANT CONCEPTS, INC., hereinafter “ARC”, 1405 West Pinhook Road, Suite 102, Lafayette, Louisiana 70503;

subject to the following terms, covenants, conditions and agreements:

WHEREAS, Rosenberger is presently employed by ARC as President, Chief Executive Officer, Chief Financial Officer and Secretary as per the Employment Agreement dated January 1, 2012, hereinafter the “Employment Agreement”, and a member of the Board of Directors; and,

WHEREAS, Rosenberger will voluntarily resign as President, Chief Executive Officer, Chief Financial Officer, Secretary and a member of the Board of Directors of ARC and will also voluntarily resign any other position with ARC effective July 31, 2013; and,

WHEREAS, Rosenberger and ARC desire to fully and forever resolve any issues regarding any and all compensation due to Rosenberger through July 31, 2013 from ARC or in connection with Rosenberger’s resignation, including any compensation due and owing under the Employment Agreement and any other compensation that ARC may owe Rosenberger; and

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WHEREAS, Rosenberger and Moose River desire to assign to ARC certain intellectual property rights as a further consideration of this Agreement and other good and valuable consideration;

NOW THEREFORE, Rosenberger, Moose River and ARC agree as follows:

1)	PAYMENT TO ROSENBERGER:

In full and complete satisfaction of any and all past and future claim of Rosenberger arising in connection with any compensation due Rosenberger by ARC, including under the Employment Agreement, ARC agrees to pay Rosenberger the sum of TEN THOUSAND AND NO/100 ($10,000.00) DOLLARS as settlement for compensation due Rosenberger by ARC, including under the Employment Agreement.

2)	ACCEPTANCE AND RELEASE:

(a)           Rosenberger accepts the TEN THOUSAND AND NO/100 ($10,000.00) DOLLAR payment as full and final payment of all compensation due Rosenberger by ARC, including under the Employment Agreement, and in consideration of same, does hereby release ARC, ARC’s affiliates, successors, assigns, representatives, insurers, shareholders, directors, employees, attorneys, agents, consultants, accountants and all others (collectively, the “ARC Released Parties”) from any claim of whatever nature Rosenberger may have, whether known or unknown, including but not limited to all demands, actions, claims, causes of action, suits, covenants, contracts, controversies, grievances, agreements, obligations, promises, sums of money, accounts, bills, reckonings, damages, liabilities, rights, debts and expenses (including attorneys’ fees) and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever, of every kind and nature, either at law or in equity, whether known or unknown, suspected or unsuspected, or contingent or mature, including, without limitation, any claims arising under any federal, state, local or municipal law, common law or statute, whether arising in contract or in tort, and any claim arising under any other laws or regulations of any nature whatsoever, that Rosenberger ever had, now has or may in the future have, hold or claim to have against any ARC Released Party, upon or by reason of any cause, matter, action, circumstance or thing whatsoever, from the beginning of the world to the date hereof, including under the Employment Agreement or with respect to Rosenberger’s employment with or separation from ARC (collectively, “Claims”) that Rosenberger can or could assert against any ARC Released Party, including but not limited to:

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(i)           Claims for wrongful discharge, discrimination, harassment, whistle blowing, breach of contract, retaliation, defamation, misrepresentation, negligence, fraud, defamation, libel, slander, battery, negligence, intentional infliction of emotional distress, invasion of privacy or other torts arising under federal, state or local law, whether in law or equity;

(ii)          Claims under the United States Constitution, the Civil Rights Act of 1871, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, The Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Occupational Safety and Health Act, the National Labor Relations Act, the False Claims Act, the Labor Management Relations Act, the Workers Adjustment and Retraining Notification Act, the American Jobs Creation Act of 2004, the Health Insurance Portability Accountability Act of 1996, the Bankruptcy Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Polygraph Act, the Racketeer Influenced and Corrupt Organization Act, the Rehabilitation Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act or the Equal Pay Act; and

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(iii)         Claims under the Florida Constitution, the Florida Civil Rights Act of 1992, the Florida Whistleblower’s Act, the Florida Workers’ Compensation Act, The Florida Equal Pay Law, The Florida Wage Discrimination Law, The Florida State Wage and Hour Laws, and The Florida Occupational Safety and Health Laws.

(b)           Rosenberger, by initialing below, knowingly and voluntarily, unconditionally and forever releases, acquits and discharges all ARC Released Parties of and from any and all Claims related to Rosenberger’s employment with ARC, known or unknown, from the beginning of time to the date of execution of this Agreement, under the Age Discrimination in Employment Act (“ADEA”) as follows:

_____	Rosenberger understands the terms of this Agreement, specifically that the terms include a release of claims of age discrimination under the ADEA.

_____	Rosenberger releases all Claims arising from the beginning of time to the date of execution of this Agreement.

_____	To evidence Rosenberger’s non-revocation of this Agreement, Rosenberger shall execute and deliver to ARC a letter in the form attached hereto as Exhibit “A” eight (8) days after date hereof.

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_____	Rosenberger acknowledges receipt of valuable consideration in exchange for Rosenberger’s release in this Agreement.

_____	Rosenberger has been advised to consult with an attorney, and has consulted with an attorney, before signing this Agreement.

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Rosenberger represents, warrants, covenants and agrees that Rosenberger has thoroughly discussed all aspects and effects of this Agreement with Rosenberger’s attorney, that Rosenberger has had reasonable time to review this Agreement, that Rosenberger fully understands all of the provisions of this Agreement, and that Rosenberger is voluntarily entering into this Agreement.

_____	Rosenberger has been advised and understands that Rosenberger has at least twenty-one (21) days to consider this Agreement and Rosenberger hereby waives this twenty-one (21) day period.

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Rosenberger has been notified that Rosenberger has seven (7) days in which to revoke this Agreement after Rosenberger has signed it, and that this Agreement will not become effective and enforceable until after the expiration of this seven (7) day period.

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Rosenberger acknowledges and agrees that Rosenberger will not receive the compensation set forth in Section 1 hereof if Rosenberger revokes this Agreement prior to the date it becomes effective and enforceable.

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_____	Rosenberger understands and agrees that any attempt by Rosenberger to revoke this Agreement after the seven (7) day period has expired is, or will be, ineffective.

(c)           Notwithstanding the above, nothing in this Agreement shall act as a release of the ownership of any securities of ARC by Rosenberger, his affiliates or assigns, including shares of its Class A common stock, $0.001 par value per share, previously issued by ARC to Rosenberger, his affiliates or assigns, regardless of whether such securities were issued under or in connection with the Employment Agreement.

(d)           Notwithstanding the above, nothing in this Agreement shall act as a release of any Claims Rosenberger may have under this Agreement or the Consulting Agreement being executed by Rosenberger and ARC on or about the date hereof (the “Consulting Agreement”).

3)	ARC RELEASE:

ARC finally and completely releases Rosenberger from any and all liability and claims of any nature whatsoever at law or in equity, whether contingent, mature, known or unknown, or suspected or unsuspected that ARC now has, owns or hold or claims to have, own or hold or which ARC at any time heretofore had, owned or held or claimed to have or own against Rosenberger for or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, with respect to matters arising under the Employment Agreement or with respect to Rosenberger’s employment with or separation from ARC (except with respect to this Agreement or the Consulting Agreement).

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4)	ROSENBERGER REPRESENTATIONS AND WARRANTIES:

Rosenberger hereby represents, warrants, covenants and agrees as follows:

(a)           Rosenberger owns or controls one hundred percent (100%) of the Claims released by this Agreement and no other person or entity owns any interest therein, whether by assignment, subrogation or otherwise.  Rosenberger has not in any way assigned, conveyed or otherwise transferred to any person or entity any interest in the Claims released by this Agreement.  Rosenberger presently possesses the exclusive right to receive all of the consideration paid hereunder, and Rosenberger has the power and authority to enter into and perform this Agreement.

(b)           Rosenberger presently owns or controls one hundred percent (100%) of the rights, claims, interests and obligations that were granted to him under the Employment Agreement.  No other person or entity owns any interest in the Employment Agreement, whether by assignment, subrogation or otherwise, and Rosenberger has not in any way assigned, conveyed or otherwise transferred to any person or entity any interest in the Employment Agreement.

5)	COVENANT NOT TO SUE:

(a) Rosenberger Covenant.  Rosenberger agrees to never file a lawsuit or bring any action or proceeding against ARC asserting any Claim that is released hereby, and not to collect any damages of any kind if any type of action or proceeding is brought against ARC by a third party on Rosenberger’s behalf that is covered by this Agreement.

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(b) ARC Covenant.  ARC agrees to never file a lawsuit or bring any action or proceeding against Rosenberger asserting any claim that is released hereby, and not to collect any damages of any kind if any type of action or proceeding is brought against Rosenberger by a third party on ARC’s behalf that is covered by this Agreement.

6)	SURVIVAL OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT:

Notwithstanding anything set forth in this Agreement to the contrary, Section 6 of the Employment Agreement shall continue to remain in full force and effect in accordance with the terms thereof, and Rosenberger shall continue to be bound by the terms thereof to the same extent as if said Section 6 was explicitly set forth in its entirety in this Agreement.

7)	COMPETENCY:

Rosenberger hereby represents that: (i) Rosenberger fully understands the terms, contents, conditions and effects of this Agreement, (ii) Rosenberger fully comprehends and understands all of the terms of this Agreement and their legal effects, iii) Rosenberger is competent to execute this Agreement knowingly and voluntarily and without reliance on any statement or representation by any other party, and (iv) Rosenberger has had the opportunity to consult with an attorney of Rosenberger’s choice regarding this Agreement.

8)	NON-DISPARAGEMENT:

Rosenberger will not disparage, criticize or otherwise make any derogatory statements regarding ARC or ARC’s officers, directors, shareholders, agents or affiliates and ARC will not disparage, criticize or otherwise make any derogatory statements regarding Rosenberger.  ARC’s obligations under the preceding sentence shall be limited to statements made by ARC’s executive officers, directors and employees.  Notwithstanding the above, statements made in the course of sworn testimony in administrative, juridical or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8.

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9)	EXCLUSIVE ASSIGNMENT:

(a)           Moose River warrants that Moose River is the sole owner of the intellectual property generally described as follows:

The trade name “Dick’s Wings” or any variation of same, and all trademarks, copyrights, patents, art works, slogans, recipes for wing sauces, recipes for other restaurant menu items, operating procedures, manuals, manufacturing processes for wing sauces, menus, computer software, etc., and including but not limited to the following trademarks and registrations (hereinafter the “Property”):

Title	Registration Number	Date Registered
Dick’s Wings	US Registration: 78170748	August 12, 2003

Dick’s Wings and Design	Florida Registration: T97000000492	May 6, 1997

Dick’s Wings & Grill and Design	US Registration: 78271987	July 9, 2003

Dick’s Wings Express and Design	US Registration: 7884574	March 24, 2006

(b)           Moose River further warrants that Moose River has not assigned, sold, conveyed, delivered or entered into any agreement to assign, sell, convey and deliver any of the Property except to ARC pursuant to that certain Trademark License Agreement dated July 16, 2007 by and between Moose River and ARC (the “License Agreement”).

(c)           Rosenberger further warrants that Rosenberger is the sole shareholder, director and officer of Moose River and has authority to enter into this Agreement.

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(d)           As an additional consideration of the payment of the compensation to Rosenberger as set forth above and other good and valuable consideration, receipt of which is acknowledged by Rosenberger and Moose River, Moose River does irrevocably assign, sell, convey and deliver the Property to ARC, Moose River and Rosenberger forever being prohibited from any future transfer, licensing and use of whatever kind or nature of the Property, subject to the provisions of Section 9(e) of this Agreement.

(e)           Notwithstanding anything in this Section 9 to the contrary, in the event ARC fails to make one or more payments to Rosenberger in the amounts and on the dates specified in the Consulting Agreement, ownership of the Property shall revert back to Moose River and the License Agreement shall continue in full force and effect.

10)	INJUNCTION WITHOUT BOND:

Rosenberger acknowledges that the restrictions contained in Sections 6 and 9 hereof are reasonable and necessary to protect the legitimate interests of ARC, ARC’s subsidiaries, and ARC’s affiliates, that such restrictions are deemed to be material, that ARC would not have entered into this Agreement in the absence of such restrictions, that it would be impossible or inadequate to measure and calculate ARC’s or ARC’s subsidiary’s or affiliate’s damages from any violation of those Sections and that any violation of any provision of those Sections may result in irreparable injury to ARC, ARC’s subsidiaries or affiliates (each of which shall be deemed a third party beneficiary of such restriction).  Rosenberger agrees that each of ARC’s, ARC’s subsidiaries, ARC’s affiliate shall, whether or not it is pursuing any potential remedies at law, be entitled to seek in any court of competent jurisdiction, preliminary and permanent injunctive relief and to specific performance of any such provision of this Agreement, without the necessity of proving actual damages as well as to an equitable accounting of all earnings, profits and other benefits arising from any actual or threatened breach of Section 6 or 9 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which ARC or any subsidiary or affiliate of ARC may be entitled.  Rosenberger further agrees that no bond or other security shall be required in obtaining such equitable relief and Rosenberger hereby consents to the issuance of such injunction and to the ordering of specific performance.

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11)	INDEMNIFICATION AND SURVIVAL:

All representations and warranties made in this Agreement shall survive the closing of this Agreement.

12)	NOTICES:

All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally (including by reputable overnight carrier) or five (5) days after sending by registered or certified mail, postage prepaid, return receipt requested as follows:

To Rosenberger at the address shown above.

To Moose River at the address shown above.

To ARC at the address shown above.

Rosenberger, Moose River and ARC may change the address for notice by notice to the other.

13)	WAIVER OF JURY TRIAL:

Rosenberger, Moose River and ARC irrevocably waive any and all rights that either may have to demand that any action proceeding or counterclaim arising out of or any related to this Agreement be tried by jury.  This Waiver extends to any and all rights to demand a trial by jury arising from any source including the Constitution of the United States of America or any state therein, common law or applicable statutes or regulations.  Rosenberger, Moose River and ARC hereto acknowledge that each is now knowingly and voluntarily waiving a right to demand a trial by jury.

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14)	SEVERABILITY:

In the event that any provision of this Agreement or the application thereof to any person in any circumstance is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such holding shall not affect any other provision of this Agreement or the application thereof in any other circumstance.

15)	GOVERNING LAW:

This Agreement shall in all respects be deemed to be made under, construed and in accordance with and governed by the substantive laws of the State of Florida.

16)	ENTIRE AGREEMENT:

This Agreement represents the entire Agreement of Rosenberger, Moose River and ARC with respect to the subject matter hereto and, except as expressly set forth herein, all agreements, understandings and negotiations, both oral and written, pertaining to such entered into prior hereto are revoked and superseded by this Agreement.  No representations, warranties, inducements or other agreements with respect thereto have been made by Rosenberger, Moose River and ARC except as expressly set forth herein.

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17)	ADDITIONAL DOCUMENTS:

For a period of three (3) years following the closing, Rosenberger, Moose River and ARC covenant to cooperate and provide such additional documents or instruments as the other may reasonably request for the purpose of carrying out this Agreement.

18)	AMENDMENTS:

This Agreement may be amended only by a written instrument duly executed by Rosenberger, Moose River and ARC.

19)	COUNTERPARTS:

This Agreement may be executed in counterparts, the combination of which shall constitute the whole.

20)	FACSIMILE SIGNATURES:

Facsimile signatures of Rosenberger, Moose River and ARC are acceptable and shall constitute originals for purposes of this Agreement.

21)	JOINT DRAFTING:

Rosenberger, Moose River and ARC have jointly participated in the negotiation and drafting of this Agreement.  Rosenberger, Moose River and ARC have each had the opportunity to be represented by counsel and if not represented by counsel have elected not to do so.  In the event any questions of intent or interpretation arise, this Agreement shall be construed as if drafted by Rosenberger, Moose River and ARC.

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22)	ARBITRATION:

All disputes arising under this Agreement, other than actions to enforce the restrictions set forth in the provisions of the Employment Agreement incorporated by reference into Section 6, the injunctive relief in Section 10 hereof or as otherwise expressly stated in this Agreement, shall be subject to final and binding arbitration between the parties.  The arbitration will be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement and the outcome of the arbitration.  Each party will appoint one (1) neutral arbitrator, and these two (2) arbitrators so selected by the parties will then appoint the third (3rd) arbitrator.  The arbitration shall be conducted at a mutually agreeable site located within Jacksonville, Florida.  All arbitration proceedings shall be conducted pursuant to the National Rules for the Resolution of Employment disputes of the American Arbitration Association in effect on the date of the first (1st) notice of demand for arbitration, and all costs of any such arbitration proceedings shall be paid by the unsuccessful party or as per other agreement of Rosenberger and ARC.

23)	VOLUNTARY RESIGNATION:

By signing below Rosenberger hereby voluntarily resigns as the Chief Executive Officer, Chief Financial Officer and Secretary of ARC and as a member of ARC’s Board of Directors, and hereby voluntarily resigns from any and all other positions that Rosenberger holds with ARC and any subsidiary or affiliate of ARC, all such resignations to be effective on the Effective Date.

24)	TERMINATION OF EMPLOYMENT AGREEMENT:

By signing below Rosenberger and ARC mutually acknowledge and agree that the Employment Agreement is hereby terminated in its entirety, save and except Section 6 which survives as set forth in Section 6 of this Agreement, and is hereby superseded in its entirety by this Agreement effective on the Effective Date.  All terms and conditions relating to Rosenberger’s voluntary separation from ARC and ARC’s entire obligations with respect thereto shall be as set forth in this Agreement.

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25)	EFFECTIVE DATE:

This Agreement will become enforceable after signed by Rosenberger, Moose River and ARC, but will not become effective until July 31, 2013 (such date, the “Effective Date”).

Executed in multiple originals on the dates set forth below by Rosenberger, Moose River and ARC.

ROSENBERGER:

/s/ Michael P. Rosenberger
MICHAEL P. ROSENBERGER
DATE:	7/12/13

MOOSE RIVER:

MOOSE RIVER MANAGEMENT, INC.

/s/ Michael P. Rosenberger
BY: MICHAEL P. ROSENBERGER, PRESIDENT
DATE:	7/12/13

ARC:

AMERICAN RESTAURANT CONCEPTS, INC.

/s/ Rick Akam
BY:	Rick Akam
DATE:	7/12/13

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EXHIBIT “A”

July 20, 2013

CONFIDENTIAL

American Restaurant Concepts, Inc.
1405 West Pinhook Road, Suite 102
Lafayette, LA  70503

Attention:  Board of Directors

Dear American Restaurant Concepts, Inc.:

My employment with American Restaurant Concepts, Inc. will terminate effective July 31, 2013.  On June 27, 2013, I was presented with a severance package the terms of which are contained in Voluntary Resignation and Compensation Agreement with Exclusive Assignment (the “Agreement”).  On July 12, 2013, I accepted the terms and conditions of the Agreement by signing, dating and returning the Agreement to you.  In accordance with the Agreement, I hereby notify you that I have not revoked and will not revoke my acceptance of the Agreement.  Thank you.

Sincerely,

Signature

Michael P. Rosenberger
Print Name

NOTE:  THIS LETTER CANNOT BE COMPLETED AND RETURNED TO THE
COMPANY UNTIL AT LEAST EIGHT (8) CALENDAR DAYS AFTER YOU HAVE
ACCEPTED AND RETURNED TO THE COMPANY THE VOLUNTARY RESIGNATION
AND COMPENSATION AGREEMENT WITH EXCLUSIVE ASSIGNMENT.